Exhibit 5.5

CONSENT OF G. VOICU

The undersigned hereby consents to reference to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 (the “Registration Statement”), being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission, in connection with (1) the technical report entitled “Rosebel Mine, Suriname: NI 43-101 Technical Report” dated March 29, 2010 (the “Rosebel Report”) and (2) the annual information form of the Corporation dated March 28, 2011, which includes reference to my name in connection with information relating to the Rosebel Report and the properties described therein.

June 30, 2011

/s/ Gabriel Voicu
Gabriel Voicu, PhD, P.Geo.
Geology & Mine Exploration Superintendent Rosebel Gold Mines N.V., Suriname